UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: April 5, 2007

ImmunoCellular Therapeutics, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	33-17264-NY	11-2856146
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1999 Avenue of the Stars, 11th Floor Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 789-1213

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 5, 2007, ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”), entered into Subscription Agreements with a number of private investors (the “Subscribers”) pursuant to which the Company agreed, for aggregate cash consideration of $1,535,153, to issue to those Subscribers (i) 1,023,435 shares of the Company’s common stock and (ii) warrants to purchase in the aggregate 1,023,435 shares of the Company’s common stock at an exercise price of $2.50 per share. The warrants are each fully vested and exercisable over a term of two years.

The Company agreed that for services rendered in connection with introducing the Company to these investors, the Company will make a cash payment to third parties totaling $114,812 and issue to those third parties warrants to purchase a total of 114,812 shares of the Company’s common stock at an exercise price of $2.50 per share. The warrants are fully vested and exercisable over a term of two years.

Item 3.02.	Unregistered Sales of Equity Securities.

Reference is made to Item 1.01 of this Current Report on Form 8-K for a description of the Company’s issuance of 1,023,435 shares of common stock and warrants to purchase 1,023,435 shares of common stock. The Company’s issuance of the common stock and the warrants was exempt from registration under the Securities Act of 1933 by reason of the exemption provided by Section 4(2) of the Securities Act of 1933 for a transaction not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoCellular Therapeutics, Ltd.

April 11, 2007	By:	/s/ David Wohlberg
	Name:	David Wohlberg
	Title:	President and Chief Operating Officer